SPECIAL POWER OF ATTORNEY

THE STATE OF TEXAS

COUNTY OF
COLLIN

KNOW ALL MEN BY THESE PRESENTS:

THAT I, Kevin M. Weiss, of
Houston, Texas, do hereby appoint each of Kent H. Roberts, Eric Brown and Clarence B. Brown III, or any of them acting individually, my true and lawful attorney-in-fact to act in my name, place and stead and on my behalf to do all or any of the following acts, deeds and things, to-wit:

	To
prepare, sign and file Forms 3, 4 and 5, relating to McAfee, Inc. with the Securities and Exchange Commission.

This instrument is to be construed
and interpreted as a special power of attorney, whose scope is limited to that referenced immediately above.
IN WITNESS WHEREOF, I hereunto set my
hand this 18th day of October, 2005.

/s/ Kevin M. Weiss